United States
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission File Numbers 33-63146; 33-73442; 33-84428;
                                                 33-99506; 33-99508; 33-90012;
                                              333-33269; 333-45785; 333-63989



                                  PEOPLE'S BANK
                                  on behalf of
                     PEOPLE'S BANK CREDIT CARD MASTER TRUST

             (Exact Name of Registrant as Specified in its Charter)


          850 Main Street, Bridgeport, Connecticut 06604 (203) 338-7171

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


   Certificates (the Certificates) representing undivided interests in certain assets of the People's Bank Credit Card Master Trust: On June 30, 1993,
     February 7, 1994, October 18, 1994, March 6, 1995, November 17, 1995,
      August 8, 1997, February 6, 1998 and September 22, 1999 Registration Statements on Form S-1, as amended, were filed with the Securities and
   Exchange Commission (the Commission) registering the Certificates pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the Act).

            (Title of each class of securities covered by this Form)


                                      None

       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]                             Rule 12h-3(b)(1)(i)  [X]
Rule 12g-4(a)(1)(ii)  [ ]                             Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]                             Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                             Rule 12h-3(b)(2)(ii) [ ]
                                                      Rule 15d-6 --------  [X]

Approximate number of holders of record as of the certification or notice date: -0-

Pursuant to the requirements of the Securities Exchange Act of 1934, People's Bank on behalf of People's Bank Credit Card Master Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:5/13/2003               By:      /s/Vincent J. Calabrese
                                      First Vice President and Controller,
                                      People's Bank